Exhibit 99-1

NewLake Capital Partners Reports First Quarter 2023 Financial Results

First Quarter 2023 Revenue Totaled $11.4 Million, an increase of 12.3% Year-Over-Year

First Quarter 2023 Net Income Attributable to Common Stockholders totaled $5.9 Million, Funds From Operations totaled $9.5 Million, and Adjusted Funds From Operations totaled $9.9 Million

First Quarter 2023 the Company repurchased 49,307 shares of common stock

Conference Call and Webcast Scheduled for May 10, 2023, at 11a.m. Eastern Time

New Canaan, CT, May 10, 2023 /GLOBE NEWSWIRE/ — NewLake Capital Partners, Inc. (OCTQX: NLCP) (the “Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced its financial results for the first quarter ended March 31, 2023.

Anthony Coniglio, President and Chief Executive Officer, said, “For the first quarter we delivered results in-line with our revenue guidance and maintained our quarterly dividend of $0.39 per share of common stock, resulting in a conservative AFFO payout ratio of 86%. Our team acquired a Missouri property for expansion of an existing facility and took the opportunity to enhance shareholder value by repurchasing nearly 50,000 shares of our common stock at an attractive valuation."

First Quarter 2023 Financial Highlights

Our first quarter financial results were impacted by the non-payment of contractual rent from one tenant.

Comparison to the fourth quarter ended December 31, 2022:
◦Revenue totaled $11.4 million as compared to $12.2 million, a decrease of 6.8% from the prior quarter.
◦Net income attributable to common stockholders totaled $5.9 million, as compared to $6.7 million.
◦Funds from operations-diluted(1) (“FFO”) totaled $9.5 million, as compared to $10.5 million, a decrease of 9.4% from the prior quarter.
◦Adjusted funds from operations-diluted(1) (“AFFO”) totaled $9.9 million, as compared to $10.9 million, a decrease of 9.0% from the prior quarter.
◦Cash and cash equivalents as of March 31, 2023, were $41.5 million, with $17.9 million committed to fund tenant improvements.

Comparison to the first quarter ended March 31, 2022:
◦Revenue totaled $11.4 million as compared to $10.2 million, an increase of 12.3% year-over-year.
◦Net income attributable to common stockholders totaled $5.9 million, as compared to $5.0 million.
◦FFO totaled $9.5 million, as compared to $7.9 million, an increase of 21.1% year-over-year.
◦AFFO totaled $9.9 million compared to $8.3 million, an increase of 19.6% year-over-year.

First Quarter 2023 Operational Highlights and Subsequent Events
◦For the three months ended March 31, 2023, the Company acquired, pursuant to its repurchase plan, 49,307 shares of its common stock at an average price, including commissions, of $12.63.
◦Declared a first quarter dividend of $0.39 per common share, equivalent to an annualized dividend of $1.56 per common share, paid on April 14, 2023 to stockholders of record on the close of business on March 31, 2023.
◦On March 31, 2023, the Company invested approximately $350 thousand to acquire an adjacent parcel of land to expand its cultivation facility in Missouri and committed to fund $16.2 million in tenant improvements.
◦For the three months ended March 31, 2023, the Company funded $1.4 million of tenant improvements (“TI”) across three properties.
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(1) In the first quarter FFO diluted and AFFO diluted are calculated and presented on a fully diluted basis and comparative prior period balances for FFO and AFFO were calculated to conform to the first quarter’s presentation.

Investment Activity

On a sequential basis, total revenue decreased 6.8% from the fourth quarter of 2022, mainly attributable to one non-performing tenant that failed to pay contractual rent under its lease agreement in the first quarter of 2023. The Company held a security deposit of approximately three months of contractual rent, and in the first quarter of 2023, applied 25%, or $315 thousand, of the security deposit towards the outstanding rent. We continue to monitor the situation and are in discussions with the tenant to negotiate a resolution, which might include rent deferrals or other concessions.

The following tables present the Company's investment activity for three months ended March 31, 2023 (dollars in thousands).

Acquisitions

Tenant	Market	Site Type	Closing Date	Acquisitions
Bloom Medicinal	Missouri	Cultivation	March 3, 2023	$350	(1)
Total				$350
(1) The Company exercised its option to purchase the adjacent parcel of land to expand its cultivation facility in Missouri and has committed to fund $16.2 million for the expansion.

Tenant Improvements Funded

Tenant	Market	Site Type	Closing Date	TI Funded		Unfunded Commitments
Mint	Arizona	Cultivation	June 24, 2021	$752	(1)	$802
Organic Remedies	Missouri	Cultivation	December 20, 2021	116		166
Bloom Medicinal	Missouri	Cultivation	April 1, 2022	534		16,150
Ayr Wellness, Inc.	Pennsylvania	Cultivation	June 30, 2022	—		750
Total				$1,402		$17,868
(1) The tenant has been paying rent for the remaining commitment since July 2022 in accordance with the lease agreement.

Financing Activity

Revolving Credit Facility

As of March 31, 2023, the Company had approximately $1.0 million in borrowings under the Revolving Credit Facility and $89.0 million in funds available to be drawn, subject to sufficient collateral in the borrowing base. The facility bears a fixed rate of 5.65% for the first three years and thereafter a variable rate based upon the greater of (a) the Prime Rate quoted in the Wall Street Journal (Western Edition) (“Base Rate”) plus an applicable margin of 1.0% or (b) 4.75%.

The facility is subject to certain liquidity and operating covenants and includes customary representations and warranties, affirmative and negative covenants and events of default. As of March 31, 2023, the Company is compliant with the covenants of the agreement.

Seller Financing
In January 2023, we made our annual principal payment of $1.0 million. The loan’s outstanding principal balance as of March 31, 2023 was $1.0 million. The loan bears interest at a rate of 4.00% per annum with annual principal payments. The remaining principal payment of $1.0 million is due in January 2024.

Stock Repurchase Program

On November 7, 2022, our Board of Directors approved a repurchase program of up to $10.0 million of our common stock through December 31, 2023. For the three months ended March 31, 2023, pursuant to the repurchase plan the Company acquired 49,307 shares of common stock at an average price, including commissions, of $12.63, totaling approximately $622 thousand. The remaining availability under the program as of March 31, 2023 was approximately $9.4 million.

Dividend

On March 7, 2023, the Company declared a first quarter 2023 cash dividend of $0.39 per share of common stock, equivalent to an annualized dividend of $1.56 per share of common stock. The dividend was paid on April 14, 2023 to stockholders of record at the close of business on March 31, 2023.

Conference Call and Webcast Details:

Management will host a conference call and webcast at 11:00 a.m. Eastern Time on May 10, 2023 to discuss its quarterly financial results and answer questions about the Company's operational and financial highlights for the first quarter ended March 31, 2023.

Event:	NewLake Capital Partners Inc. First Quarter 2023 Earnings Call
Date:	Wednesday, May 10, 2023
Time:	11:00 a.m. Eastern Time
Live Call:	1-877-407-3982 (U.S. Toll-Free) or +1-201-493-6780 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1609907&tp_key=f1e66a33a

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until May 24, 2023 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13738090.

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions and third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 32 cultivation facilities and dispensaries that are leased to single tenants on a triple-net basis. For more information, please visit www.newlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. All of our statements regarding anticipated growth in our funds from operations, adjusted funds from operations, anticipated market conditions, and results of operations are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

Use of Non-GAAP Financial Information

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

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Contact Information:
Lisa Meyer
Chief Financial Officer, Treasurer and Secretary
NewLake Capital Partners, Inc.
lmeyer@newlake.com

Investor Contact:
Valter Pinto, Managing Director
KCSA Strategic Communications
Valter@KCSA.com
PH: (212) 896-1254

Media Contact:
McKenna Miller
KCSA Strategic Communications
MMiller@KCSA.com
PH: (212) 896-1254

NEWLAKE CAPITAL PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
Assets:	(Unaudited)	(Audited)
Real Estate
Land	$21,397	$21,427
Building and Improvements	377,880	378,047
Total Real Estate	399,277	399,474
Less Accumulated Depreciation	(22,796)	(19,736)
Net Real Estate	376,481	379,738
Cash and Cash Equivalents	41,498	45,192
In-Place Lease Intangible Assets, net	21,268	21,765
Loan Receivable	5,000	5,000
Property Held for Sale	1,949	—
Other Assets	2,260	2,554
Total Assets	$448,456	$454,249

Liabilities and Equity:

Liabilities:
Accounts Payable and Accrued Expenses	$1,274	$1,659
Revolving Credit Facility	1,000	1,000
Loan Payable, net	990	1,986
Dividends and Distributions Payable	8,483	8,512
Security Deposits	7,469	7,774
Rent Received in Advance	651	1,375
Other Liabilities	478	1,005
Total Liabilities	20,345	23,311

Commitments and Contingencies

Equity:

Preferred Stock, $0.01 Par Value, 100,000,000 Shares Authorized, 0 and 0 Shares Issued and Outstanding, Respectively	—	—
Common Stock, $0.01 Par Value, 400,000,000 Shares Authorized, 21,358,887 and 21,408,194 Shares Issued and Outstanding, Respectively	214	214
Additional Paid-In Capital	455,470	455,822
Accumulated Deficit	(34,956)	(32,487)
Total Stockholders' Equity	420,728	423,549

Noncontrolling Interests	7,383	7,389
Total Equity	428,111	430,938

Total Liabilities and Equity	$448,456	$454,249

NEWLAKE CAPITAL PARTNERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue:
Rental Income	$11,157	$9,097
Interest Income from Loans	128	919
Fees and Reimbursables	131	150
Total Revenue	11,416	10,166

Expenses:
Depreciation and Amortization Expense	3,561	2,679
General and Administrative Expenses:
Compensation expense	819	836
Stock-Based Compensation	308	405
Professional fees	322	541
Other general and administrative expenses	564	532
Total general and administrative expenses	2,013	2,314
Total Expenses	5,574	4,993

Loss on Sale of Real Estate	—	(60)

Income From Operations	5,842	5,113

Other Income (Expenses):
Interest Income	220	48
Interest Expense	(92)	(27)
Total Other Income (Expense)	128	21

Net Income	5,970	5,134

Net Income Attributable to Noncontrolling Interests	(102)	(117)

Net Income Attributable to Common Stockholders	$5,868	$5,017

Net Income Attributable to Common Stockholders Per Share - Basic	$0.27	$0.24

Net Income Attributable to Common Stockholders Per Share - Diluted	$0.27	$0.23

Weighted Average Shares of Common Stock Outstanding - Basic	21,423,470	21,382,069

Weighted Average Shares of Common Stock Outstanding - Diluted	21,797,316	21,931,352

Non-GAAP Financial Information

Funds From Operations

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently and therefore the Company’s computation of FFO may not be comparable to such other REITs.

Adjusted Funds From Operations

The Company calculates AFFO by starting with FFO and adding back non-cash and certain non-recurring transactions, including non-cash components of compensation expense. Other REITs may not define AFFO in the same manner and therefore the Company’s calculation of AFFO may not be comparable to such other REITs. You should not consider FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

The table below is a reconciliation of net income attributable to common stockholders to FFO and AFFO for the three and three months ended March 31, 2023 and 2022 (in thousands, except share and per share amounts):

	For the Three Months Ended
	March 31,
	2023	2022
Net Income Attributable to Common Stockholders	$5,868	$5,017
Net Income Attributable to Noncontrolling Interests	102	117
Net Income Attributable to Common Stockholders - Diluted	5,970	5,134
Adjustments:
Real Estate Depreciation and Amortization	3,561	2,679
Loss on Sale of Real Estate	—	60
FFO Attributable to Common Stockholders - Diluted (1)	9,531	7,873
Stock-Based Compensation	308	405
Non-cash Interest Expense	68	7
AFFO Attributable to Common Stockholders - Diluted (1)	$9,907	$8,285

FFO per share – Diluted	$0.44	$0.36
AFFO per share – Diluted	$0.46	$0.38

(1) In the first quarter FFO diluted and AFFO diluted are calculated and presented on a fully diluted basis and comparative prior period balances for FFO and AFFO were calculated to conform to the first quarters presentation.